EXHIBIT 99
KOGER EQUITY, INC.

225 NE Mizner Blvd., Suite 200
Boca Raton, Florida 33432

NEWS

FOR IMMEDIATE RELEASE

KOGER’S THREE RAVINIA NAMED
ATLANTA’S BUILDING OF THE YEAR

BOCA RATON, Fla.—(BUSINESS WIRE)—March 29, 2004—Three Ravinia, a 31-story, 805,000-square-foot office building owned and managed by Koger Equity, Inc. (NYSE:KE), has been named Atlanta’s Office Building of the Year by the Building Owners and Managers Association (BOMA).

Located at I-285 and Ashford Dunwoody Road in the Central Perimeter area, Three Ravinia is the tallest office building north of midtown Atlanta. Its seven-story lobby features the largest private indoor botanical conservatory in the Southeast. Major tenants include Intercontinental Hotels, ACS State Healthcare, and Alcan Products Corporation.

Koger Equity, Inc. acquired Three Ravinia in January 2002 and has since enhanced its stature and tenant services. A full-time concierge now coordinates more than 50 annual events including a “Lunch & Learn” series, book fairs and health fairs. Tenants and vendors have an active voice in the building, creating a sense of community fostered by ongoing seminars. Koger also has upgraded building control systems and common areas, added automatic external defibrillator (AED) equipment and is installing a new state-of-the-art life/safety system.

“It is gratifying to be chosen by our peers as Office Building of the Year, particularly in Atlanta, a market known for its quality and competitive nature,” said Christopher L. Becker, Senior Vice President. “This award is recognition not only of Three Ravinia’s appeal, but of the professionalism of the entire Koger team responsible for managing the property.”

Koger Equity is a significant owner of office buildings in the Atlanta market. The Company’s Atlanta area portfolio includes 29 buildings, totaling more than 3 million square feet. Recent acquisitions include Atlantic Center Plaza, a 23-story building containing 502,000 square feet in Midtown Atlanta, and two Class A mid-rise buildings containing 201,000 square feet in McGinnis Park in the North Fulton market.

BOMA International is a premier network of 19,000 commercial real estate professionals, which includes over 100 North American associations and nine overseas affiliates.

BOMA is a primary source of information on office building development, leasing, building operating costs, energy consumption patterns, local and national building codes, legislation, occupancy statistics and technological developments. BOMA Atlanta was founded in 1913. With 900 members, it is the largest association in the BOMA International federation.

About Koger Equity

Koger Equity, Inc. owns or has interests in 130 office buildings, containing 10.2 million rentable square feet, primarily located in 19 suburban office projects and two urban centers in 11 metropolitan areas in the Southeastern United States and Texas.

For more information about Koger Equity, contact its Web site at http://www.koger.com or Investor Relations, 225 NE Mizner Boulevard, Suite 200, Boca Raton, Florida 33432-3945, or call 1-800-850-2037.

CONTACT:
Koger Equity, Inc., Investor Relations
Thomas Brockwell, 800-850-2037
or
Integrated Corporate Relations
Brad Cohen, 203-222-9013